EXHIBIT 99.1

www.bankrate.com

For more information contact:
Bruce J. Zanca
bzanca@bankrate.com
(917) 368-8648

FOR IMMEDIATE RELEASE

Bankrate Announces Agreements with Lead Aggregators
Exclusive Contracts with LowerMyBills.com and LoanWeb.com

New York, NY - January 26, 2005 - Bankrate, Inc. (NASDAQ: RATE), the Internet's leading consumer banking marketplace, announced today it has signed exclusive agreements with LowerMyBills.com and iHomeowners, Inc. (an Inc. 500 company which operates LoanWeb.com), two of the Internet’s leading companies which connect consumers with mortgage lenders.

In November 2004, Bankrate issued a Request for Proposal (RFP) to seven mortgage lead aggregators. After analyzing and considering the submitted proposals, LowerMyBills.com and iHomeowners have been awarded contracts. LowerMyBills.com won the platinum level agreement and iHomeowners won the gold level contract. Under these agreements, Bankrate will run graphic advertisements from the two companies on the home page, mortgage and refinance channels, calculators, and other areas of the Bankrate Web site on a category-exclusive basis. Bankrate may also participate in a performance-based revenue sharing opportunity with each of the two companies. Specific financial terms of the one-year agreements were not released.

“We’re very pleased with the outcome of these negotiations; it’s a win-win for both Bankrate and these two companies,” said, Thomas R. Evans, President and CEO of Bankrate, Inc. “LowerMyBills and iHomeowners are receiving category exclusive access to one of the largest mortgage audiences on the Web, and the high quality of the Bankrate audience is renowned throughout the industry.  From Bankrate’s perspective, this initiative was designed to accomplish several goals: to create an auction process among the aggregators by limiting the inventory and number of aggregators advertising on the site in 2005, to share in some of the back-end revenue that Bankrate helps create, and to free up inventory, making it available for Bankrate to sell to other non-aggregator graphic advertisers.  With these agreements, we believe we’ve accomplished those goals,” Mr. Evans added.

In 2004, Bankrate ran graphic Internet ads from seven mortgage lead aggregators, including LowerMyBills.com and iHomeowners. In 2005, LowerMyBills.com and iHomeowners will be the only aggregators running ads on the Bankrate site. The new relationships are effective immediately.

About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, the Internet's leading consumer banking marketplace. Bankrate.com had over 38 million unique visitors in 2004, according to comScore Media Metrix. Bankrate.com reviews more than 4,800 financial institutions in more than 400 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (NASDAQ: YHOO), America Online (NYSE: AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 100 national and state publications.

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